EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com

Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com

GRANT PRIDECO CALLS 9 5/8% SENIOR NOTES FOR REDEMPTION

          HOUSTON, TEXAS, May 18, 2005 – Grant Prideco, Inc. (NYSE:GRP) announced today that it has called for early redemption of all outstanding 9 5/8% Senior Notes due 2007 at an aggregate principal amount of approximately $200 million. The Notes will be redeemed in accordance with the indenture for face value plus accrued and unpaid interest, plus a make whole premium. The make whole premium is calculated by discounting future interest and principal of the notes at a rate equal to the applicable Treasury yield plus 50 basis points. Grant Prideco closed a 5-year, $350 million senior secured credit facility on May 17, 2005. The Company plans to use this revolving credit facility plus cash on hand to fund the redemption.

          With the closing of this redemption, the company anticipates that it will lower its annual net interest expense by approximately $12 million at current interest rates ($0.06 per diluted share). The company expects to record non-recurring pre-tax charges related to the redemption premium and fees, the write-off of deferred debt issuance and credit facility costs and certain other related costs of approximately $40 million in the second quarter of 2005.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements.

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